EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-115910, Form S-8, No. 333-116769, Form S-8, No. 333-71532, Form S-8, No. 333-55480, Form S-8, No. 333-62907, and Form S-8, No. 333-137159) of TLC Vision Corporation of our reports dated March 31, 2009, with respect to the consolidated financial statements and schedule of TLC Vision Corporation, and the effectiveness of internal control over financial reporting of TLC Vision Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP
St. Louis, Missouri
March 31, 2009